EXHIBIT 99.1

For immediate release.	Contact:	Bob Watkins
913-307-1070

Mediware Revenue Increases 22 Percent to Deliver a Solid Third Quarter

Strong performance from blood products continues year over year growth; conference call scheduled today at 10:00 a.m. ET, 9:00 a.m. CT

LENEXA, KS May 8, 2012 -- Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of comprehensive healthcare software solutions, today reported total revenue of $16.9 million for the third quarter of the 2012 fiscal year, which ended March 31, 2012. This represents a 22 percent increase over the $13.8 million reported in the comparable quarter in fiscal 2011. Quarterly fully diluted earnings per share were $0.22, a 29 percent increase from the $0.17 in the year ago quarter.

Commenting on the financial results, Mediware president and chief executive officer, Thomas Mann, said: “I’m pleased to report strong revenue and EPS increases from a year ago. Among all our products, our blood bank and blood center products experienced the biggest gains. This is the result of strong revenue associated with the milestones reached in both of our Department of Defense projects. These initiatives are making good progress and we look forward to the possibility of extending these relationships with additional services and support agreements.”

Among the quarter’s highlights:
•	Operating income increased to $2.3 million, a five percent increase over the same period last year.
•	Earnings per share for the quarter were $0.22 resulting from strong operating profit.
•	Cash increased to $37.4 million, an increase of almost 25 percent from $30.0 million reported on June 30, 2011.
•	Completed the acquisition of Transtem to expand blood management expertise with technology that manages the collection, preparation and use of adult stem cells in therapies and research.
•
Announced the acquisition of the Cyto Management System (CMS) from Cobbler ICT Services BV in the Netherlands to expand medication management expertise with technology specific to chemotherapy management.

Continued Mr. Mann: “In addition to the strong results achieved during the quarter, I’m excited about our latest investments through the acquisitions of Transtem and the CMS product in the Netherlands.  Each of these products addresses high growth areas of healthcare and should help support our long-term growth.

“The potential uses for stem cells are tremendous and I believe the Transtem solution positions us a comprehensive information technology solution that will lead the industry in functional depth and capability.  This team already has signed two new contracts and has a robust pipeline that should continue to produce sales over the next twelve months.

“The addition of the CMS is another extension of our existing expertise in medication management. We have seen a demand for this new capability from our existing UK customers. I expect this new offering to enhance current relationships and differentiate our solutions to drive new sales.”

The Company will host a teleconference at 10:00 am Eastern Time (9:00 am Central Time) today to present the results.  There will be a question-and-answer session directly following the presentation.

To access the conference call discussing the company’s results, please call (866) 601-3860 (internationally use 706-643-4553). The conference ID for the call is 77300223.

A replay of the call will be available after the call’s completion for 5 days at 855-859-2056 (direct dial 404-537-3406). The conference ID required for accessing the playback is 77300223.  After 5 days, the replay will be available in the investor relations section of the company’s web site: www.mediware.com.

Third Quarter Fiscal 2012 Operating Statement Highlights (in thousands) (unaudited):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

System Sales	$5,036	$3,360	$13,222	$9,594
Services	$11,821	$10,414	$34,709	$29,953
Total Revenue	$16,857	$13,774	$47,931	$39,547
Expenses	$14,512	$11,546	$40,726	$33,573
Operating Income	$2,345	$2,228	$7,205	$5,974
Net Income	$1,856	$1,403	$5,082	$4,190
Earnings Per Share - Diluted	$0.22	$0.17	$0.61	$0.51

Condensed Balance Sheet Highlights (in thousands) (unaudited):

	As of March 31, 2012	As of June 30, 2011

Cash and Cash Equivalents	$37,406	$29,987
Working Capital	$31,024	$24,745
Stockholders’ Equity	$61,504	$54,972

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; medication management solutions for hospitals, behavioral health facilities and specialty pharmacy providers; business and clinical management software for home health companies such as home infusion and home medical equipment providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risks and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.